UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: November 16, 2005 (Date of earliest event reported)
PG&E CORPORATION
(Exact Name of Registrant as specified in Charter)
California	1-12609	94-3234914
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
One Market, Spear Tower, Suite 2400, San Francisco, CA	94105
(Address of principal executive offices)	(Zip code)
415-267-7000
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

PACIFIC GAS AND ELECTRIC COMPANY
(Exact Name of Registrant as specified in Charter)
California	1-2348	94-0742640
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 Beale Street, P. O. Box 770000, San Francisco, California		94177
(Address of principal executive offices)		(Zip code)
(415) 973-7000
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry Into a Material Definitive Agreement

Accelerated Share Repurchase Transaction

               In accordance with its previously announced expectation, on November 16, 2005, PG&E Corporation entered into an accelerated share repurchase arrangement with Goldman, Sachs & Co. (GS&Co.) under which PG&E Corporation has repurchased 31,650,300 shares of its outstanding common stock at an initial price of $34.75 per share and an aggregate price of approximately $1.1 billion (in each case exclusive of commissions).  The repurchase will be funded from available cash on hand.  The repurchased shares will be retired.  This additional repurchase of PG&E Corporation common stock will not materially affect the weighted average number of shares outstanding for purposes of calculating 2005 earnings per share.

                Under the terms of the arrangement, certain additional payments are required by both PG&E Corporation and GS&Co.  Most significantly, PG&E Corporation may receive from, or be required to pay, GS&Co. a price adjustment based on the daily volume weighted average market price (VWAP) of PG&E Corporation common stock over a period of approximately seven months. Any additional payments can be satisfied, at PG&E Corporation’s option, in cash, in shares of PG&E Corporation’s common stock, or a combination of the two.

                GS&Co. may terminate the transaction (i) in the event of a default by PG&E Corporation under the accelerated share repurchase arrangement (which would include the acceleration of certain other PG&E Corporation indebtedness in a principal amount in excess of $100 million), (ii) on the day before any ex-dividend date of a PG&E Corporation dividend that occurs after December 31, 2005, and (iii) in certain other circumstances.  In the event of termination in connection with an ex-dividend date, PG&E Corporation and GS&Co. may elect to enter into a new agreement to complete the original transaction although the price adjustment based on the to-date VWAP and certain other amounts would become payable.  Upon an early termination (other than when a new agreement is executed to complete the original transaction), PG&E Corporation would be required to compensate GS&Co. for losses it incurred in connection with the accelerated share repurchase transaction.

                Any shares that PG&E Corporation issues in the future in connection with an early termination of the transaction or to compensate GS&Co. for any additional amounts due under the accelerated share repurchase arrangement would increase the number of shares outstanding at the time of issuance.  In addition, until the transaction is completed or terminated, generally accepted accounting principles require PG&E Corporation to assume that it will issue shares to settle any obligation to GS&Co.  PG&E Corporation must calculate the number of shares that would be required to satisfy the obligation upon completion of the transaction based on the market price of PG&E Corporation common stock at the end of a quarterly or year-end reporting period.  The number of shares PG&E Corporation must treat as having been issued to settle such obligation would be included in the number of shares outstanding for purposes of calculatingPG&E Corporation’s fully diluted earnings per share for that reporting period.

                GS&Co. and certain of its affiliates have engaged, and may in the future engage, in financial advisory, investment banking and other services for PG&E Corporation and its affiliates, including entering into previous accelerated share repurchase arrangements and acting as a lender under PG&E Corporation’s credit agreement.

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

                The information set forth above in Item 1.01 regarding PG&E Corporation’s undertaking of an accelerated share repurchase is hereby incorporated into Item 2.03(b) by reference.

Item 8.01 - Other Events

Diablo Canyon Steam Generator Replacement Projects

               On November 18, 2005, the California Public Utilities Commission (CPUC) voted to approve Pacific Gas and Electric Company's (Utility) application to replace the turbines, steam generators and other equipment at the two nuclear operating units at the Utility's Diablo Canyon nuclear power plant, referred to as the Steam Generator Replacement Project (SGRP).  The CPUC also certified the environmental impact report (EIR) with respect to the SGRP as final.  The EIR found that, for the SGRP as a whole, there are no environmental impacts that are significant, provided certain mitigation measures are implemented.

               In voting to approve its final decision, the CPUC adopted the findings it made in its February 24, 2005 interim decision that the SGRP is cost-effective, that the Utility’s projected cost of $706 million (as adjusted for actual inflation and cost of capital) is a reasonable estimate of the SGRP cost, and that the Utility cannot recover costs in excess of $815 million (as adjusted for actual inflation and cost of capital).  The CPUC also adopted its earlier findings that (i) if the costs did not exceed $706 million, the CPUC did not intend to conduct an after-the-fact reasonableness review of the SGRP costs but that such a review was not precluded, and (ii) if the cost exceeds $706 million (as adjusted for actual inflation and cost of capital) or the CPUC later finds that it has reason to believe the costs may be unreasonable regardless of the amount, the entire SGRP cost will be subject to a reasonableness review.

               The majority of the projected capital costs for the SGRP will be expended over the 2007-2009 period as the Utility plans to replace the steam generators in Unit 2 in 2008 and in Unit 1 in 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PG&E CORPORATION

LINDA Y.H. CHENG
Linda Y.H. Cheng Vice President and Corporate Secretary

PACIFIC GAS AND ELECTRIC COMPANY

LINDA Y.H. CHENG
Linda Y.H. Cheng Vice President and Corporate Secretary

Dated:  November 18, 2005